Exhibit 99.1

PRESS RELEASE – FOR IMMEDIATE RELEASE

OMEGA ANNOUNCES EXCHANGE OFFER FOR $700 MILLION OF ITS 4.500% SENIOR NOTES DUE 2027

Company Release – 11/16/2015

HUNT VALLEY, MD. – (BUSINESS WIRE) – November 16, 2015 – Omega Healthcare Investors, Inc. (NYSE:OHI) today announced the commencement of an offer to exchange $700 million of its 4.500% Senior Notes due 2027 that have been registered under the Securities Act of 1933, which we refer to as the Exchange Notes, for $700 million of its outstanding 4.500% Senior Notes due 2027 that were issued on March 18, 2015 in a private placement, which we refer to as the Initial Notes. The exchange offer is being conducted upon the terms and subject to the conditions set forth in a prospectus dated November 16, 2015, and the related letter of transmittal.

The Exchange Notes are identical in all material respects to the Initial Notes, except that (i) the Exchange Notes will be registered under the Securities Act of 1933, and (ii) the provisions of the Initial Notes relating to transfer restrictions, registration rights and additional interest will not apply to the Exchange Notes.

The exchange offer is limited to holders of the Initial Notes. The exchange offer is scheduled to expire at 5:00 p.m. Eastern Time on December 16, 2015, unless extended. Initial Notes tendered pursuant to the exchange offer may be withdrawn at any time prior to the expiration date by following the procedures set forth in the exchange offer prospectus and the related letter of transmittal.

Copies of the prospectus and the related letter of transmittal may be obtained from U.S. Bank National Association, which is serving as the exchange agent for the exchange offer. The address, email, telephone and facsimile number of U.S. Bank National Association are as follows:

	By Hand, Overnight Mail, Courier, or Registered or Certified Mail:	By Facsimile:	For Information or Confirmation by Telephone:
	U.S. Bank National Association Corporate Trust Services 60 Livingston Avenue St. Paul, MN 55107 Attention: Specialty Finance Group Reference: Omega Healthcare Investors, Inc.	(615) 495-8158 Attention: Specialty Finance Group Reference: Omega Healthcare Investors, Inc.	1-800-934-6802
200 International Circle Suite 3500 Hunt Valley, MD 21030 Phone: 410-427-1700 Fax: 410-427-8800

* * * * * *

Omega is a real estate investment trust investing in and providing financing to the long-term care industry. As of September 30, 2015, Omega has a portfolio of investments that includes over 900 properties located in 42 states and the United Kingdom and operated by 83 different operators.

________________________

This announcement may include forward-looking statements. Actual results may differ materially from those reflected in such forward-looking statements as a result of a variety of factors, including factors identified in Omega’s filings with the Securities and Exchange Commission. Statements regarding future events and developments and Omega’s future performance, as well as management’s expectations, beliefs, plans, estimates or projections relating to the future, are forward-looking statements.

Omega Healthcare Investors

Bob Stephenson, CFO, 410-427-1700